UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 4, 2026

PennantPark Floating Rate Capital Ltd.
(Exact name of registrant as specified in its charter)

Maryland	814-00891	27-3794690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1691 Michigan Avenue
Miami Beach, Florida 33139
(Address of Principal Executive Offices) (Zip Code)
(786)
297-9500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form
8-K
filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PFLT	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule
12b-2
of the Securities Exchange Act of 1934
(§240.12b-2
of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.
On March 4, 2026, PennantPark Floating Rate Capital Ltd. (the “Company”) and Equiniti Trust Company, LLC (the “Trustee”) entered into a Second Supplemental Indenture (the “Second Supplemental Indenture”) to the Indenture between the Company and the Trustee, dated March 23, 2021 (the “Base Indenture,” and together with the Second Supplemental Indenture, the “Indenture”). The Second Supplemental Indenture relates to the Company’s issuance of $200,000,000 aggregate principal amount of its 6.75% notes due 2029 (the “Notes”).
The Notes will mature on March 4, 2029 and may be redeemed in whole or in part at the Company’s option at any time or from time to time at the redemption prices set forth in the Indenture. The Notes bear interest at a rate of 6.75% per year payable semi-annually on March 4 and September 4 of each year, commencing on September 4, 2026. The Notes are general unsecured obligations of the Company that rank pari passu
in right of payment with any existing and future unsecured unsubordinated indebtedness of the Company; senior to any of future indebtedness of the Company that is expressly subordinated in right of payment to the Notes; senior to any series of preferred stock that the Company may issue in the future; effectively subordinated in right of payment to all of the existing and future secured indebtedness of the Company (including indebtedness that is initially unsecured, but to which the Company subsequently grants security), to the extent of the value of the assets securing such indebtedness; and structurally subordinated to all existing and future indebtedness and other obligations of any of the Company’s subsidiaries, financing vehicles or similar facilities.
The Indenture contains certain covenants, including covenants requiring the Company to comply with the asset coverage requirements of Section 18(a)(1)(A) as modified by Section 61(a)(1) and (2) of the Investment Company Act of 1940, as amended, giving effect to any exemptive relief granted to the Company by the U.S. Securities and Exchange Commission, and to provide financial information to the holders of the Notes and the Trustee if the Company is no longer subject to the reporting requirements under the Securities Exchange Act of 1934, as amended. These covenants are subject to important limitations and exceptions that are described in the Indenture.
In addition, on the occurrence of a “change of control repurchase event,” as defined in the Indenture, the Company will generally be required to make an offer to repurchase the outstanding Notes at a price equal to 100% of the principal amount of such Notes plus accrued and unpaid interest to, but not including, the repurchase date.
The Notes were offered and sold in an offering registered under the Securities Act of 1933, as amended, pursuant to the Registration Statement on Form
N-2
(File
No. 333-279726)
(the “Registration Statement”), the preliminary prospectus supplement dated February 25, 2026 and a final prospectus supplement dated February 25, 2026. The transaction closed on March 4, 2026. The net proceeds to the Company were approximately $195.9 million, after deducting the underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds to repay outstanding indebtedness under the Company’s multi-currency senior secured revolving credit facility, as amended from time to time, with Truist Bank and other lenders, initially into on August 12, 2021, to invest in new or existing portfolio companies and for general corporate or strategic purposes.
The foregoing descriptions of the Second Supplemental Indenture and the Notes do not purport to be complete and are qualified in their entirety by reference to the full text of the Second Supplemental Indenture and the Notes, respectively, each filed as exhibits hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

EXHIBIT NUMBER	DESCRIPTION

4.1	Indenture, dated as of March 23, 2021, by and between the Company and Equiniti Trust Company, LLC, as trustee (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on March 23, 2021).

4.2	Second Supplemental Indenture, dated as of March 4, 2026, relating to the 6.75% Notes due 2029 by and between the Company and Equiniti Trust Company, LLC, as trustee.

4.3	Form of 6.75% Notes due 2029 (incorporated by reference to Exhibit 4.2 hereto).

5.1	Opinion of Dechert LLP.

5.2	Opinion of Venable LLP.

23.1	Consent of Dechert LLP (included in Exhibit 5.1).

23.2	Consent of Venable LLP (included in Exhibit 5.2).

104	Cover page interactive data file (formatted as Inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PennantPark Floating Rate Capital Ltd.

Date: March 4, 2026	By:	/s/ Richard T. Allorto, Jr.
	Name:	Richard T. Allorto, Jr.
	Title:	Chief Financial Officer & Treasurer